Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into this 7th day of August, 2006 (the “Effective Date”), by and between Jack Greenberg (“Employee”), an individual, and Motive, Inc., a Delaware corporation (“Motive”). In consideration of the mutual promises expressed herein, Employee and Motive have agreed to the following terms and conditions.

1. EFFECTIVE DATE AND TERM. This Agreement will be effective as of the Effective Date, and will remain in effect for a term of one year, unless earlier terminated in accordance with Section 4 or Section 5. Continued employment beyond the one-year term of this Agreement will not result in automatic renewal of this Agreement. Rather, to renew this Agreement, Motive and Employee must state their intention to renew this Agreement in writing signed by both Motive and Employee.

2. DUTIES. Motive agrees to employ Employee as its General Counsel and Secretary or in such other capacity as Motive may require. Employee agrees to continue to work for Motive as its General Counsel and Secretary or in such other capacity as Motive may require and to perform the duties normally associated with that position and such other duties as Motive may assign to Employee. Employee agrees that Employee will abide by all of Motive’s policies, procedures, and directives as may be adopted, modified, or issued by Motive from time to time.

3. COMPENSATION AND BENEFITS. While Employee is actively employed by Motive pursuant to this Agreement, Employee will be entitled to the following compensation and benefits:

(a) Base Salary. Motive will pay Employee a Base Salary (“Base Salary”) at a monthly rate of $18,750.00 ($225,000 annually), less applicable withholdings and deductions. Employee’s Base Salary shall be subject to review and potential adjustment, as determined by Motive. Base Salary shall not include any payment or other benefit which is denominated as or is in the nature of a bonus, incentive payment, profit-sharing payment, retirement or pension accrual, insurance benefit, other fringe benefit or expense allowance, whether or not taxable to Employee as income. The term Base Salary shall include any increase therein for the purposes of this agreement.

(b) Vacation. Employee shall accrue vacation commensurate with Employee’s position. The accrual and carry-over (if any) of Employee’s vacation shall be in accordance with Motive’s regular vacation accrual practices, as such practices are adopted, modified, or implemented from time to time.

(c) Benefits. Subject to applicable eligibility requirements, Employee shall be invited to participate in the same benefit plans or fringe benefit policies that are generally available to any of its senior level executive employees.

(d) Bonuses. Employee shall be eligible to receive an annual Target Bonus of up to $112,500, less applicable withholdings and deductions (the “Target Bonus), based on the achievement of individual and company performance objectives which shall be established by Motive or its Board of Directors.

(e) Stock Options. In connection with the execution of this Agreement, Motive is granting to Employee 125,000 stock options according to Motive’s Amended and Restated Equity Incentive Plan. Employee shall acquire a vested interest in twelve (12) equal quarterly installments, commencing on September 30, 2006 and continuing thereafter on each succeeding December 31st, March 31st, June 30th and September 30th; provided, however, that the stock shall vest automatically and entirely upon a Change in Control. This stock option grant, and any other stock options or restricted stock granted to Employee, shall be governed by the terms of the agreement accompanying the grant, Motive’s Amended and Restated Equity Incentive Plan, and other applicable plan documents.

(f) Directors’ and Officers’ Insurance Coverage. Employee shall have the benefit of such directors’ and officers’ insurance coverage as Motive shall from time to time obtain, but in no event less than that provided to any other director or officer of Motive.

(g) Expenses. In addition to reimbursement of business expenses in accordance with Motive’s policies, Motive shall reimburse Employee for the following:

(i) Weekly roundtrip airfare and travel expenses from the metropolitan Washington, DC area to Austin, Texas;

(ii) Temporary living expenses for 6 months from the Effective Date including housing, car rental, and meals.

In the event the reimbursement of expenses described in (i) and (ii) above are deemed taxable to Employee, then such reimbursements shall be “grossed up” by Motive so as to have a neutral after tax impact to Employee.

(h) Professional Associations Company shall reimburse Employee for fees related to his attorney’s license and for membership in the American Bar Association, International Bar Association, American Corporate Counsel Association, Computer Law Association. Business conditions permitting, Employee shall be granted leave with pay to attend the bi- annual meetings of the International Bar Association, and International Bar Association Section on Business Law.

4. TERMINATION. This Agreement and Employee’s employment may be terminated by either party at any time and for any reason, subject to the following provisions:

(a) Termination by Employee. Employee agrees that if Employee intends to terminate this Agreement or Employee’s employment for any reason, Employee will give Motive at least 30 days’ advance written notice of such termination.

(i) If Employee terminates Employee’s employment and this Agreement for Good Reason and gives Motive the requisite notice of termination, and subsequently executes (within a reasonable period of time) a mutually agreeable release, Motive shall pay Employee severance in accordance with the terms of Section 4(c).

(ii) If Employee terminates Employee’s employment and this Agreement but does not satisfy any or all of the other conditions of Section 4(a)(i) above for any reason, Employee shall only be entitled to receive payment for Employee’s Base Salary (less applicable deductions and withholdings) through the actual date this Agreement is terminated and payment for unused vacation (less applicable deductions and withholdings) that has accrued as of the actual date this Agreement is terminated and shall not be entitled to receive any other payment from Motive of any kind under this Agreement or otherwise.

(iii) Notwithstanding the provision for payment in a lump sum in Section 4©, any severance payment due to Employee’s termination of employment for Good Reason shall be delayed until the date that is six months after the date of separation from service with Motive, unless an immediate payment is permitted pursuant to regulations issued pursuant to section 409A of the Internal Revenue Code of 1986, as amended. Interest (at the prime rate) shall be paid on any amount deferred past Employee’s date of termination in accordance with this clause (iii).

(b) Termination by Motive. Motive may terminate this Agreement and Employee’s employment at any time, with or without Cause and with or without notice.

(i) If Motive terminates Employee’s employment and this Agreement without Cause and Employee subsequently executes (within a reasonable period of time) a mutually agreeable release, Motive shall pay Employee severance in accordance with the terms of Section 4(c) below.

(ii) Notwithstanding any other provision of this Agreement, Motive may terminate this Agreement and Employee’s employment for Cause without advance notice, payment, or penalty of any kind. In such a case, Employee shall only be entitled to receive payment for Base Salary (less applicable deductions and withholdings) through the actual date this Agreement is terminated and shall not be entitled to receive any further payment of any kind from Motive under this Agreement or otherwise.

(c) Severance. If Motive is required to pay Employee severance by the express terms of Section 4(a)(i) or 4(b)(i) above, Motive shall pay to Employee in a lump sum an amount equal to

(i) Employee’s aggregate Base Salary, less applicable withholdings and deductions, for a period of six months, or for a period equal to the number of months remaining in the term of this Agreement, whichever is greater; plus

(ii) A prorated portion of Employee’s Target Bonus based upon the number of full calendar quarters that Employee was actively employed during the year of termination and assuming for purposes thereof that full achievement of all performance targets or metrics were met by both Employee and Motive during such year.

Employee understands and agrees that Motive shall not be obligated to pay Employee severance of any kind except as required by Section 4(a)(i) or 4(b)(i) and as described in this Section 4(c) and Section (5).

(d) Release Required. Employee understands that, notwithstanding any other provision of this Agreement, if Employee does not execute a mutually agreeable, fully enforceable release, Employee shall not be entitled to any severance payment of any kind following the termination of this Agreement or Employee’s employment for any reason.

(e) Good Reason. For purposes of this Agreement, “Good Reason” exists if:

(i) Motive (or its successor) relocates Employee’s primary work location by more than fifty (50) miles, such that Employee is required to relocate Employee’s permanent residence to continue rendering duties under this Agreement, and Employee does not consent to such relocation;

(ii) Motive (or its successor) reduces (1) Employee’s Base Salary or (2) the maximum Target Bonus, without Employee’s written consent.

(iii) Motive (or its successor) prevents Employee from participating in the same benefit plans or fringe benefit policies in which other similarly situated, Employee-level employees of Motive (or its successor) are invited to participate, subject to applicable eligibility requirements; or

(iv) Motive (or its successor) requires Employee to devote the majority of Employee’s time to the performance of duties that are materially and substantially inconsistent with the status of Employee’s position with Motive, Employee provides the Board with written notice of Employee’s objection to said duties within thirty (30) days of said duties being required of Employee, and Motive fails to cure the problem within thirty (30) days of the date the Board receives Employee’s written notice;

(v) Any material breach of this Agreement by Motive, provided that Employee provides the Board with written notice of such breach, and Motive fails to cure such breach within thirty (30) days of the date the Board receives Employee’s written notice.

(f) Cause. For purposes of this Agreement, “Cause” exists if:

(i) Employee is determined by Motive’s Board of Directors (or the Compensation Committee thereof) to have engaged in any act of misconduct, including but not limited to drunkenness, dishonesty, repeated absenteeism without good cause, or sexual, racial or age discrimination, during the course and scope of his employment with Motive which resulted in injury to the business, reputation or goodwill of Motive;

(ii) Employee is determined by Motive’s Board of Directors (or the Compensation Committee thereof) to have willfully failed to attend to his duties under this Agreement;

(iii) Employee is determined by Motive’s Board of Directors (or the Compensation Committee thereof) to have breached his fiduciary duties to Motive or to have committed any act of fraud or embezzlement against Motive;

(iv) Employee pleads guilty to or is convicted of any crime involving moral turpitude; or

(v) any breach or breaches of this Agreement by Employee occurs, which breaches are (1) singularly or in the aggregate, material, and (2) not cured within 15 days of written notice of such breach or breaches to Employee from Motive.

(g) Cooperation. Upon the termination of Employee’s employment for any reason, Employee agrees to cooperate with Motive in transitioning Employee’s responsibilities and duties as directed by Motive.

(h) Death. In the event Employee dies, this Agreement shall terminate as of the end of the month during which his death occurs, with no obligation for payment of any additional amounts.

(i) Disability. If Employee, due to physical or mental illness, becomes so disabled as to be unable to perform substantially all of Employee’s duties for a continuous period of four months, either party may by notice terminate Employee’s employment effective as of the last day of the calendar month during which such notice is given, with no obligation for payment of any additional amounts.

5. CHANGE IN CONTROL SEVERANCE BENEFITS.

(a) Change in Control. For purposes of this Agreement, a “Change in Control” shall mean:

(i) The consummation of a merger or consolidation of Motive with or into another entity or any other corporate reorganization, if persons who were not stockholders of Motive immediately prior to such merger, consolidation or other reorganization beneficially own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (1) the continuing or surviving entity and (2) any direct or indirect parent corporation of such continuing or surviving entity; or

(ii) The sale, transfer or other disposition of all or substantially all of Motive assets; or

(iii) A change in the composition of the Board of Motive, as a result of which fewer than 50% of the incumbent directors are directors who either (1) had been directors of Motive on the date 12 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (2) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(iv) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Motive representing at least 50% of the total voting power represented by Motive’s then outstanding voting securities. For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Shares of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Motive’s securities immediately before such transaction.

(b) Immediately following a Change in Control, in lieu of any severance payments described in Section 4(c), Motive shall pay to Employee, contingent on Employee signing a Release, a lump-sum amount equal to:

(i) Employee’s aggregate Base Salary, less applicable withholdings and deductions, for a period of six months, or for a period equal to the number of months remaining in the term of this Agreement, whichever is greater; plus

(ii) Employee’s Target Bonus for the year of termination assuming for purposes thereof that full achievement of all performance targets or metrics were met by both Employee and Motive during such year.

6. EMPLOYEE WARRANTIES AND INDEMNITY.

(a) No Conflict. Employee represents and warrants that Employee is free to enter into the terms of this Agreement and that Employee has no obligations to any other legal entity or otherwise that are inconsistent with any of its provisions.

(b) No Disclosure, Misuse, or Removal. Employee further represents and warrants that Employee:

(i) has not and will not disclose to Motive any confidential business information or trade secrets belonging to any other legal entity;

(ii) will not and does not intend to use any confidential business information or trade secrets belonging to any other legal entity in connection with Employee’s employment with Motive; and

(iii) has not removed any books, papers, or records belonging to any other legal entity, including, without limitation, any documents containing any confidential business information, business plans, confidential customer information, or confidential or proprietary information about any other legal entity’s products or services.

(c) Indemnification. Employee further agrees that in the event of a breach of the foregoing representations and warranties, Employee will indemnify Motive for any and all liability and losses including, without limitation, damages payable to third parties, consequential losses, lost profits, costs and attorneys’ fees, that Motive may incur as a result of such breach.

7. ARBITRATION. Motive and Employee expressly agree that any dispute between them arising out of or relating to this Agreement or its termination or any other aspect of Employee’s relationship with Motive or the termination of that relationship (including any contract or tort claims, or claimed violations of statute) shall be settled by binding arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator(s) may be entered in any court with jurisdiction. The terms of this Section 6 survive the termination of this Agreement by either party for any reason.

8. MISCELLANEOUS

(a) Entire Agreement. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, between the parties regarding the subject matter hereof. To the extent there is any conflict between the provisions of this Agreement and any of Motive’s personnel and/or payroll policies, the terms of this Agreement shall control.

(b) Modification. Both parties agree that neither has the authority to modify or amend this Agreement unless the modification or amendment is in writing and signed by both of them.

(c) Notice To Employee. Notice to Employee shall have occurred and be effective when: (i) Employee receives actual notice, whether in writing or otherwise; and/or (ii) when a written notice is mailed via certified mail to Employee’s then-current address as reflected in Motive’s records.

(d) Notice To Motive. Notice to Motive shall have occurred and be effective when: (i) the Board receives written notice; and/or (ii) when a written notice is delivered via certified mail to Motive’s then-current address.

(e) Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, the remainder of this Agreement shall remain valid and enforceable to the extent feasible.

(f) No Waiver. Any waiver of any term of this Agreement by Motive shall not operate as a waiver of any other term of this Agreement, nor shall any failure to enforce any provision of this Agreement operate as a waiver of Motive’s right to enforce any other provision of this Agreement.

(g) Successors. Employee’s obligations under the Agreement will be binding upon Employee’s heirs, executors, assigns, and administrators and will insure to the benefit of Motive, its subsidiaries, successors, and assigns.

(h) Survival. Employee’s obligations under this Agreement will be binding upon Employee’s heirs, executors, assigns, and administrators and will inure to the benefit of Motive, its subsidiaries, successors, and assigns.

(i) Proper Construction. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. Moreover, the paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

9. CHOICE OF LAW AND VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS. BOTH PARTIES EXPRESSLY CONSENT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN TEXAS. THE PARTIES FURTHER AGREE THAT THE EXCLUSIVE VENUE FOR THE RESOLUTION OF ANY DISPUTE RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN TRAVIS COUNTY, TEXAS.

IN WITNESS WHEREOF, Employee and Motive have executed this Agreement as of the Effective Date:

MOTIVE:		EMPLOYEE:

By:	/s/ Alfred T. Mockett	By:	/s/ Jack Greenberg
Printed Name:	Alfred T. Mockett	Printed Name:	Jack Greenberg
Title:	Chairman and CEO